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                           LOCAL MARKETING AGREEMENT

      THIS LOCAL MARKETING AGREEMENT (this "Agreement") is made and entered into as of the 11th day of February, 1998, by and between MARK JACKY BROADCASTING, a Washington general partnership ("Mark Jacky"), and TRIATHLON BROADCASTING OF TRI-CITIES, INC., a Delaware corporation ("Triathlon").

      WHEREAS, Mark Jacky owns and operates radio broadcast station KUJ(FM), Walla Walla, Washington (the "Station"); and

      WHEREAS, Triathlon desires to provide programming to the Station, and Mark Jacky desires to broadcast the programming provided by Triathlon;

      NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be fully bound hereby, Triathlon and Mark Jacky hereby agree as follows:


       1. Basic Agreement. Subject to the terms of this Agreement and the exceptions set forth herein, and to the applicable rules, regulations and policies of the Federal Communications Commission (the "FCC"), Triathlon agrees to provide and Mark Jacky agrees to accept programming




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on the Station as set forth in this Agreement. Mark Jacky agrees to broadcast the programming including commercial announcements supplied by Triathlon without interruption, deletion or addition of any kind, except as provided in this Agreement and subject to Mark Jacky's obligations under the statutes, rules, regulations and policies of the FCC.


       2. Hours of Programming. Triathlon will supply, and Mark Jacky will transmit, subject to the exceptions set forth in Sections 6 and 8 below, programming for all periods of broadcast operations as long as this Agreement remains in full force and effect.

       3. Term of Agreement. The term of this Agreement (the "Term") shall commence on the 1st day of February, 1998 and shall terminate on January 31, 2003, unless sooner terminated pursuant to the provisions of Section 22 of this Agreement or unless modified by the mutual written agreement of the parties.


       4. Sale of Advertising Time. In consideration for the furnishing by Triathlon of the programming to Mark Jacky, Mark Jacky agrees that from and after the date of this Agreement, Triathlon may sell (or engage a third party to sell) seventy-five percent (75%) of the commercial time on the Station (based on Monday-Sunday, 5 a.m. to midnight, 12 units of 30 or 60 seconds per hour) ("Triathlon's Advertising Time") for Triathlon's account and may collect all revenues generated by such sales. Mark Jacky shall retain the remaining twenty-five percent (25%) of the Station's commercial time ("Mark Jacky's Advertising Time") for its own account and shall deliver to Triathlon's traffic department on a daily basis an Insertion Order for the broadcast of Mark Jacky's





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advertising by a stated deadline twenty-four (24) hours in advance.
Triathlon agrees to run the commercial spots sold by Mark Jacky and which are evidenced by Mark Jacky's Insertion Orders. Any unused commercial inventory shall be made available each day to either party on a first-come basis prior to Triathlon's traffic deadline. Triathlon agrees to run all trade and commercial spots sold by Mark Jacky prior to the date of this Agreement, but which were scheduled to be broadcast after the date hereof, at the times scheduled by Mark Jacky; provided, however, that such spots shall be applied against and credited to Mark Jacky's Advertising Time unless any portion thereof consists of trade which inures equally to the benefit of Mark Jacky and Triathlon, in which event such trade spots shall be equally allocated between Triathlon's Advertising Time and Mark Jacky's Advertising Time; and provided further, that all trade spots scheduled to be broadcast after the date hereof may be pre-empted by commercial time sold for cash. A list of all trade and commercial spots sold by Mark Jacky to be broadcast during programming provided by Triathlon shall be provided to Triathlon on the date of this Agreement.


       5. Compensation. In consideration for Triathlon's right to sell commercial time and collect all of the revenues from such sales pursuant to this Agreement, Triathlon agrees to pay to Mark Jacky a fee in cash in the sum of Five Thousand Five Hundred Dollars ($5,500) each month, payable in advance on the first business day of the month. Payments received after the tenth day of any month shall be assessed a late fee of five percent (5%) of the amount of the required monthly payment.

       6. Reservation of Time. Mark Jacky specifically reserves for its own use up to two (2) hours




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per week of programming time (the "Reserved Time") during which it may broadcast programming of its choice. The Reserved Time shall be at a mutually agreed time on Sunday between the hours of 6:00 a.m. and 12:00 midnight, in segments of no less than one (1) hour.


       7. Employees. Triathlon agrees to use reasonable efforts to hire those employees of Mark Jacky who presently perform the programming services for the Station which will be performed by Triathlon under this Agreement. Triathlon shall be responsible only for the payment of the compensation of those Mark Jacky employees hired by it commencing with the effective date of this Agreement and shall not be responsible for the payment of any sums owed to any such employees for any period prior to the date of this Agreement.


       8. Mark Jacky's Programming Discretion. In order to enable Mark Jacky to fulfill its obligations under Section 317 of the Communications Act of 1934, as amended (the "Act"), Triathlon in compliance with Section 507 of the Act will, in advance of any scheduled broadcast by the Station, disclose to Mark Jacky any information of which Triathlon has knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the programming or commercial matter to be supplied to Mark Jacky pursuant to this Agreement. Triathlon will cooperate with Mark Jacky as necessary to ensure compliance with this provision. Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy. Triathlon further agrees that it will at all times conduct sales of, and broadcast, commercial matter hereunder in compliance with all applicable statutes and




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regulations, including, without limitation, the rules and regulations of the
FCC and the Act. Mark Jacky and Triathlon shall consult and cooperate with each other to insure that each provides, makes available to and sells time to political candidates from the time available to it under this Agreement in strict compliance with all applicable laws, including without limitation the Act and the rules, regulations, policies and procedures of the FCC.


      It is further understood and agreed that Mark Jacky will retain ultimate authority and control over programming decisions for the Station during the course of this Agreement and will be responsible for insuring that the Station's overall programming is responsive to the needs and interests of the community. Triathlon agrees that all such programming as presented by Triathlon will be in compliance with all applicable FCC rules and regulations and the Act. Mark Jacky agrees that during the Term of this Agreement Triathlon shall have the right to suggest changes in the format of the Station, provided that Triathlon consults with Mark Jacky prior to making any such change. Mark Jacky shall continue to be responsible for maintenance of the Station's public inspection file in good order as required by the FCC, to have prepared and timely filed in such file the quarterly issues/programs list and other records as required by FCC rules and to timely file with the FCC all required reports and records. Triathlon shall provide Mark Jacky with any information concerning programming or commercial matter broadcast or to be broadcast on the Station as Mark Jacky shall reasonably request.

       9. Maintenance and Repair of Equipment; Responsibility for Costs.

      (a) Mark Jacky shall be directly responsible for and shall pay when due the reasonable and



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necessary costs incurred in connection with the  maintenance and repair of the
Station's transmitter and antenna, and shall keep those facilities operating in compliance with the rules and regulations of the FCC.

      (b) Triathlon shall be responsible for and shall pay when due the salaries, commissions, taxes, insurance and all other related costs for all personnel employed by Triathlon who are involved in the production, broadcast and sale of its programming and commercial messages including, but not limited to, on-air personalities, sales persons and programming and traffic personnel. Triathlon shall also be responsible for and shall pay when due all costs related to the programming it is to furnish for broadcast on the Station, including, without limitation, any syndicated programming expenses and all production and promotional costs. Mark Jacky shall be responsible for and shall pay when due its own corporate expenses and obligations for borrowed money and for all direct operating costs of the Station, including, but not limited to the following: all lease payments for use of the Station's main studio and offices; salaries, payroll taxes, insurance and related costs of all personnel employed or retained by Mark Jacky for the Station; insurance costs relating to Mark Jacky's assets and operations; power and other utility bills for the Station's main studio facilities, its transmitter sites and any other facilities it may have; maintenance of all transmitting equipment including costs of repairs and supplies; Mark Jacky's own telephone delivery and postal expenses; and income, gross receipts, sales, personal property, real property and any other taxes of whatever nature related to Mark Jacky's ownership of the Station assets or Mark Jacky's own programming efforts on the Station. In the event the Station receives FCC authority to increase its power and commences operation at any increase in power, Triathlon shall be fully responsible for the payment of all utilities at the transmitter site.

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       10. Triathlon's Representations. Triathlon represents and warrants that it has the right to enter into this Agreement and to provide programming to the Station as provided for by this Agreement. Triathlon further represents and warrants that the performing rights to all music contained in such programming are or will be licensed by BMI, ASCAP or SESAC, are in the public domain or are controlled by Triathlon. Triathlon agrees to indemnify and hold Mark Jacky, its partners, agents, employees, successors and assigns free and harmless from any and all claims, losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees, of every kind and nature incurred by Mark Jacky or such persons by reason of the breach of this representation and warranty by Triathlon and for all claims, losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees, of every kind and nature arising from the broadcast of any programming or other matter by Triathlon pursuant to this Agreement with respect to copyright infringement, libel, slander, defamation, infringement of trademarks, trade names or program titles, appropriation of name or likeness, invasion of privacy or violation of the rules and regulations of the FCC. Triathlon agrees to defend at its own expense any action or proceeding arising out of its indemnification obligations hereunder.

       11. Facilities. Triathlon shall provide programming to the Station pursuant to this Agreement at facilities owned, leased or maintained by Mark Jacky, and during the Term of this Agreement Triathlon shall have the right to use the equipment of the Station in providing such programming. Mark Jacky shall, at its sole expense, retain at least two individuals holding the position(s) of general manager, office manager and chief operator for the Station, which general











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manager and staff shall be based at the Station's offices in Walla
Walla and shall be responsible for maintaining the transmitting facilities of the Station and insuring compliance with the technical operating and reporting requirements established by the FCC. The transmitting facilities of the Station shall be maintained by Mark Jacky in accordance with all applicable FCC rules and regulations and all FCC licenses and authorizations for the Station. Throughout the Term of this Agreement, all transmitting equipment shall be in good operating condition consistent with standards of good engineering practice in the broadcast industry. Triathlon shall not remove any of Mark Jacky's equipment or other assets without the prior written consent of Mark Jacky. Triathlon shall maintain reasonable levels of insurance on all of the Station's equipment used by Triathlon.

         12. Monthly Reports. At Mark Jacky's request, Triathlon shall submit to Mark Jacky in writing monthly reports in form reasonably satisfactory to Mark Jacky, which reports will cover programs and commercials delivered by Triathlon and broadcast by the Station.

       13. Failure of Facilities. Any failure or impairment (i.e. failure to broadcast at the Station's full authorized height and power) of facilities or any delay or interruption in broadcast programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to causes beyond the control of Mark Jacky shall not constitute a breach of this Agreement and Mark Jacky will not be liable to Triathlon, except to the extent of allowing, in each case where the impairment exceeds six (6) hours in any calendar quarter, a pro rata payment credit for time or broadcasts not provided in excess of such six (6) hour period based upon the length of time during which the failure or impairment exists.

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       14. No Restriction on Other Programming. Nothing in this Agreement shall restrict Triathlon from offering the programming and services provided by Triathlon to Mark Jacky pursuant to this Agreement to any other radio Station in the Station's market.

       15. Maintenance of Licenses. Triathlon agrees to maintain at Triathlon's expense such licenses, including performing rights licenses and including specifically performing rights licenses issued by ASCAP, SESAC and BMI, as now are or hereafter may be in general use by radio broadcasting stations and as may be necessary for Triathlon to broadcast the programming which Triathlon furnishes to the Station hereunder.

       16. Assignability. Neither party hereto may assign or transfer any of its obligations or the rights or privileges granted to it under this Agreement without the other's prior written consent, except that Triathlon may assign its obligations, rights and privileges hereunder to an affiliate or wholly-owned subsidiary of Triathlon in which case Triathlon shall remain fully obligated under this Agreement as an assignor. Triathlon or Mark Jacky shall be entitled to institute proceedings at law or in equity to enforce the specific performance of the provisions of this Section 16.

       17. Modifications and Waivers. No inducements, representations or warranties except as specifically set forth in this Agreement have been made by any of the parties to this Agreement with respect to the subject matter hereof. No provision of this Agreement shall be changed or modified, nor shall this Agreement be discharged in whole or in part, except by an agreement in writing,



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signed by the party against whom the change, modification or discharge is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted; and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision. Nothing in this Agreement shall be construed to make Mark Jacky and Triathlon partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.


       18. No Conflict. Both Mark Jacky and Triathlon represent that they are empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

       19. Mark Jacky's Representations. Mark Jacky makes the following further representations, warranties and covenants:

        (a) Mark Jacky owns and holds all FCC licenses, permits and authorizations necessary for the operation of the Station as presently conducted, and such licenses, permits and authorizations will be in full force and effect for the entire Term hereof, materially unimpaired by any acts or omissions of Mark Jacky, its principals, employees or agents. There is not pending or, to Mark Jacky's best knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations and, to Mark Jacky's best knowledge, no event has occurred which allows or, after notice or lapse of time or both,





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


would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restrictions thereon of such a nature that may limit the operation of the Station as presently conducted. Mark Jacky has no reason to believe that any such license, permit or authorization will not be renewed during the Term of the Agreement in its ordinary course.

        (b) All reports and applications required to be filed with the FCC (including ownership reports and renewal applications) or any other government entity, department or body in respect of the Station have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained and required thereby. All such reports and documents, to the extent required to be kept in the public inspection files of the Station, are and will be kept in such files.

        (c) Mark Jacky has, and will throughout the Term hereof maintain, good and marketable title to all of its assets and properties used in the operation of the Station.

        (d) Mark Jacky will maintain in full force and effect throughout the Term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Station. Any insurance proceeds received by Mark Jacky in respect of damaged property will be used to repair or replace such property so that the operation of the Station conforms with this Agreement.

      20. Notices. All notices, demands and requests permitted or required under this Agreement







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shall be in writing and shall be deemed given on the date of personal delivery or on the date of a stamped receipt if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission to the following addresses:


      If to Mark Jacky: Mr. Thomas D. Hodgins
                        General Partner
                        Mark Jacky Broadcasting
                        Highway 12 and Campbell Road
                        Walla Walla, Washington  99362
                        Telecopy No. (509) 529-5534

      Copy to:          Robert L. Thompson, Esq.
                        Taylor Thiemann & Aitken, L.C.
                        908 King Street, Suite 300
                        Alexandria, Virginia 22314
                        Telecopy No. (703) 836-9409

      If to Triathlon:  Mr. Norman Feuer
                        President and Chief Executive Officer
                        Triathlon Broadcasting of Spokane, Inc.
                        750 B Street
                        Suite 1920
                        San Diego, California
                        Telecopy No. (619) 239-4270


      Copy to:          Richard A. Liese, Esq.
                        The Sillerman Companies
                        650 Madison Avenue
                        16th Floor
                        New York, New York  10022
                        Telecopy No. (212) 486-4830



       21. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the choice of law provisions thereof and is intended to be fully consistent with the Act and all rules and regulations of the FCC, as applicable.











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


The obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other government entities or authorities presently or hereafter to be constituted.


       22. Termination. This Agreement may be terminated by either party (a) in the event of a material breach of any of the terms of this Agreement by the other party, which breach is not cured within thirty (30) days following delivery of written notice of such breach together with a demand that it be cured, (b) if the other party shall make a general assignment for the benefit of creditors, or files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, (c) in the event of a material breach by the other party of any representation or warranty herein, or in any certificate, affidavit or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished, or (d) in the event either party is specifically required by the FCC or any other federal agency or department having jurisdiction over the subject matter of this Agreement to terminate this Agreement in order to comply with FCC rules or policies or the laws of the United States of America, or if there is a material change to Mark Jacky's FCC authorizations which materially and adversely affects Mark Jacky's signal or coverage.

         23. Counterparts. This Agreement may be executed in any one or more counterparts, each



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of which shall be binding upon the party so executing it and when taken together shall constitute one and the same Agreement.


       24. Construction. In the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

       25. Binding and Enforceable. Subject to the provisions of Section 16 hereof, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

       26. No Broker. Each party represents that there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, either party hereto. Each party agrees to indemnify and hold harmless the other with respect to any such claim.

       27. No Limitation on Remedies. Except as otherwise expressly limited by the provisions of this Agreement, any failure by either party to comply with the provisions of this Agreement shall entitle the other party to assert any remedies available to it at law or in equity.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.


                                    TRIATHLON BROADCASTING OF TRI-CITIES,
                                    INC.




                                    By:   /s/ Norman Feuer
                                    --------------------------------------
                                    Title: President/CEO



                                    MARK JACKY BROADCASTING




                                    By:   /s/ Thomas D. Hodgins
                                    ---------------------------------------
                                    Title:


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